661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Announces Hurricane Isaac Estimated Losses

ELBA, ALABAMA (October 5, 2012)…Hurricane Isaac made a Gulf Coast landfall exactly seven years following the landfall of Katrina on August 29, 2012.  Hurricane Isaac moved inland at a very slow rate of speed prolonging the damage caused by hurricane and tropical storm force winds within the Company's coverage area.  The Company's policyholders were also impacted by inland tornadoes stemming from the storm system.

The Company maintains catastrophe reinsurance to mitigate the impact of single large catastrophic events.  As disclosed in the Notes to Condensed Consolidated Financial Statements, under the catastrophe reinsurance program, the Company retains the first $4,000,000 in losses from each event.  The Company does not anticipate Isaac losses reaching the first layer of reinsurance based on preliminary loss estimates.  Pre-tax losses from Hurricane Isaac are expected to fall within a range of $3.2 to $3.6 million.  Based on these preliminary estimates, third quarter and year to date net income will be reduced by between $2.1 and $2.4 million or between $0.86 to $0.96 per share.

Gross loss estimates were derived by an evaluation of reported claims to date which is the best information available to management at this time.  While gross loss estimates are subject to change, the net impact of any additional reported claims on net incurred losses or net income is not expected to vary materially from current estimates disclosed above.

Losses stemming from Hurricane Isaac will have a material impact on third quarter and year to date earnings.  However, our ability to continue operations, serve our policyholders and work toward our long term goal of providing value to our stockholders will not be affected.

The National Security Group, Inc. (NASDAQ Symbol:  NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in twelve states.  The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance.  The Company also offers life, accident and health, supplemental hospital and cancer insurance products.  The Company was founded in 1947 and is based in Elba, Alabama.